Neah Power Systems Provides Status Update on the Highly Anticipated BuzzBar™ and the Order from DRDO, India for the PowerChip® Technology

BOTHELL, WA

November 22, 2013

Neah Power Systems, Inc., (OTCBB: NPWZ) http://www.neahpower.com, an innovative developer of award-winning energy products announced today that CEO, Dr. Chris D’Couto, President of Neah Power Systems was interviewed in regard to the significance of the recent order from the DRDO, India for the PowerChip® technology, as well as the status on the release of the much anticipated Buzz Bar™ product. The interview can be viewed in its entirety at the link below.

http://www.smallcapepicenter.com/beyondthepressrelease/AGORACOMNeahPowerSmallCapSkype-14November2013/

Please visit the Neah Power Systems Investor Relations Hub on AGORACOM (http://agoracom.com/ir/NeahPowerSystems) to ask questions and receive answers in a near real-time chat environment.

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About Neah Power

Neah Power Systems, Inc., (NPWZ.OB) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Steve Brazell

Hitman, Inc. | (212) 300.6026

steve@yourhitman.com